Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-189870 on Form N-1A of our report dated February 23, 2018, relating to our audits of the financial statements and financial highlights, which appear in the December 31, 2017 Annual Report to Shareholders of Global Atlantic Motif Aging of America Portfolio, Global Atlantic Motif Real Estate Trends Portfolio and Global Atlantic Motif Technological Innovations Portfolio, each a separate series of the Forethought Variable Insurance Trust, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 27, 2018